Exhibit 99.1

814 East Main Street

Richmond, VA 23219

(804) 344-8121

FOR IMMEDIATE RELEASE:	For information contact:

January 2, 2007	Kelly C. Clarke, Director
Corporate Communications
(804) 727-6321

Apple Hospitality Two Enters into Letter of Intent

RICHMOND, VA, January 2, 2007 – Apple Hospitality Two, Inc. (the Company or Apple), a real estate investment trust (REIT), announced today that it has entered into a letter of intent with ING Clarion Partners (ING). The letter provides ING with an exclusivity period until February 2, 2007 during which the companies will negotiate to enter into a purchase contract for the sale of the Company. During the exclusivity period, the Company has agreed not to negotiate with any other party regarding the sale of the Company. A contract, if any, would be subject to shareholder approval and an inspection period during which ING could review all of the Company’s books and records and negotiate with the Company’s third party property managers and franchisors regarding the associated management and franchise agreements. As a result, there can be no assurance that the Company and ING will enter into a merger agreement or that a sale will occur.

Apple Hospitality Two is a REIT focused on the upscale, extended-stay suite segment of the hotel industry. The portfolio consists of 64 hotels, containing a total of 7,690 suites, diversified among 25 states. Additional information about Apple Hospitality Two can be found online at www.applehospitality.com.

Founded in 1982, ING Clarion and its affiliates manage more than $38 billion in assets in the private equity, public equity, and public debt sectors of the real estate markets. Headquartered in New York, the ING Clarion organization has more than 700 employees located in major markets throughout the United States. More information about the firm is available at www.ingclarion.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the company to negotiate a merger agreement, the ability of the company to implement its operating strategy; the company’s ability to manage planned growth; changes in economic cycles and competition within the extended-stay hotel industry. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved. In addition, the company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.